EXHIBIT 99


                                  [SUEZ LOGO]

                      SUEZ 2002 ANNUAL STOCK OPTION GRANT


         In conformity with the provisions of Articles L.225.177 et. seq. of the Law (as defined below), Suez, a societe anonyme organized under the laws of the Republic of France (the "Company"), adopted a plan which was approved by the shareholders of the Company on May 4, 2001 for the grant to Beneficiaries (as defined below) of options giving rights to subscribe for, or purchase ordinary shares of the Company. In furtherance of such decision, the Board of Directors of the Company (the "Board") has adopted the Suez 2002 Annual Stock Option Grant (as may be amended, the "2002 Plan") on November 20, 2002.

         The terms and conditions of the 2002 Plan are set out below.

1.       PURPOSES OF THE PLAN

         The purposes of the 2002 Plan are to attract and retain the best available personnel for positions of substantial responsibility by rewarding the contributions that employees make to the Company's development, to provide additional incentive to eligible employees of the Company or any Affiliated Company and to promote the success of the Company's business by linking participants in the 2002 Plan more closely with the future of the Company.

         Options granted under the 2002 Plan to U.S. Beneficiaries are Non-Statutory Stock Options and shall comply in all respects with applicable U.S. laws in order that they may benefit from available fiscal advantages.

2.       DEFINITIONS

         (a) "ADR" means an American Depositary Receipt evidencing an American Depositary Share corresponding to one Share.

         (b) "Administrator" means a bank or other financial institution, as shall be determined by the Board (or its delegee).

         (c) "Affiliated Company" means a company which conforms with the criteria set forth in L 225-180 of the Law as follows:

              -- companies of which at least 1/10 of the share capital or voting rights is held directly or indirectly by the Company;
              -- companies which own directly or indirectly at least 1/10 of the share capital or voting rights of the Company; and
              -- companies of which at least 50% of the share capital or voting rights is held directly or indirectly by a company which owns directly or indirectly at least 50% of the share capital or voting rights of the Company.

         (d) "Beneficiary" means any person employed by the Company or any Affiliated Company. Neither service as a Director nor payment of a director's fee by the Company or an Affiliated Company shall be sufficient to constitute "employment" by the Company or an Affiliated Company.


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         (e)  "Change in Control" shall mean, and shall be deemed to have occurred if:

              (i) any person or entity, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities, or

              (ii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

              (iii) the Shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company's assets to an entity other than an Affiliated Company.

         (f)  "Code" means the U.S. Internal Revenue Code of 1986, as amended.

         (g) "Continuous Status as a Beneficiary" means that the employment relationship with the Company or any Affiliated Company is not interrupted or terminated. Continuous Status as a Beneficiary shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations for the Company or between the Company or any Affiliated Company, or any successor. A leave of absence approved by the Company shall include sick leave, military leave or any other personal leave.

         (h)  "Date of Grant" means November 20, 2002.

         (i)  "Director" means a member of the Board.

         (j)  "Disability" means total and permanent disability.

         (k) "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

         (l) "Fiscal Year" means from the first of January to the thirty-first of December of a year.

         (m) "Grant Letter" means the 2002 Stock Option Grant Agreement, specifying the terms and conditions of an individual Option grant. The Grant Letter is subject to the terms and conditions of the 2002 Plan.

         (n)  "Law" means the French Commercial Code, as amended.


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         (o)  "Non-Statutory Stock Option" means an Option which does not qualify as an incentive Stock Option.

         (p) "Option" means a stock option granted pursuant to the 2002 Plan, as may be adjusted from time to time in accordance with Section 11 of the 2002 Plan.

         (q) "Optionee" means a Beneficiary who holds at least one outstanding Option.

         (r)  "Option Exercise Price" means Euros (euro)17.67.

         (s) "Securities Act" means the U.S. Securities Act of 1933, as amended.

         (t) "Share" means an ordinary share, nominal value Euros (euro)2, of the Company, as adjusted from time to time in accordance with
              Section 11 of the 2002 Plan.

3.       STOCK SUBJECT TO THE PLAN

         Subject to the provisions of Section 11 of the 2002 Plan, the maximum aggregate number of Shares which may be optioned and issued under the 2002 Plan is 8,991,847 Shares.

         Pursuant to the resolution adopted by the General Meeting of shareholders of May 4, 2001, the total Options that may be granted within a period of 38 months following the date of the meeting shall not represent more than 3% of the share capital of the Company.

4.       ADMINISTRATION OF THE PLAN

         4.1     Procedure.  The 2002 Plan shall be administered by the Board.

         4.2 Powers of the Board. Subject to the provisions of the Law, the shareholders' resolution of May 4, 2001, the 2002 Plan and applicable law, rules or regulations, the Board has had, and has, the authority, in its discretion:

                 -   to determine the Option Exercise Price;
                 - to select the Beneficiaries to whom Options have been granted hereunder;
                 - to determine whether and to what extent Options are granted hereunder;
                 - to determine the number of Shares to be covered by each Option granted hereunder;
                 -   to approve forms of agreement for use under the 2002 Plan;
                 - to determine the terms and conditions, not inconsistent with the terms and conditions of the 2002 Plan of any Options granted hereunder;
                 - to construe and interpret the terms of the 2002 Plan and Options granted pursuant to the 2002 Plan;
                 - to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted;
                 - to determine the terms and restrictions applicable to the sale of Shares acquired pursuant to the exercise of an Option, during certain periods or upon certain events which the Board shall determine in its sole discretion; and
                 - to make all other determinations deemed necessary or advisable for administering the 2002 Plan.

         4.3 Effect of the Board's Decision. The Board's decisions, determinations and interpretations shall be final and binding on all persons, including Optionees, subject to the provisions of Section 13.3 of the 2002 Plan.


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5.       LIMITATIONS

         5.1 Neither the 2002 Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee's employment with the Company or any Affiliated Company, nor shall they interfere in any way with the Optionee's right or the Company's or Affiliated Company's right, as the case may be, to terminate such employment at any time, with or without cause.

         5.2 In the case of U.S. Beneficiaries, each Option shall be a Non-Statutory Stock Option.

         5.3 No member of the Board, unless employed by the Company or any Affiliated Company, shall be eligible to receive an Option under the 2002 Plan.

6.       TERM OF THE PLAN

         The 2002 Plan is effective and Options have been granted as of the Date of Grant. The 2002 Plan shall continue in effect for a term of 10 years (i.e., November 19, 2012).

7.       TERM OF OPTION

         The term of each Option shall be stated in the Grant Letter as 10 years from the Date of Grant.

8.       OPTION EXERCISE PRICE AND CONSIDERATION

         8.1 Option Exercise Price. The per Share Option Exercise Price shall be Euros (euro)17.67.

         8.2 Waiting Period and Exercise Dates. The period within which the Option may not be exercised as stated in the Grant Letter is 4 years after the Date of Grant.

         8.3 Form of Consideration. The method of payment of the consideration to be paid for the Shares upon exercise of Options shall be determined by the Administrator and shall consist entirely of an amount in euro corresponding to the Option Exercise Price which may be paid either by:

                 -   wire transfer;
                 -   check;
                 - delivery of a properly executed notice together with such other documentation as the Administrator shall require to effect exercise of the Option and delivery to the Company of the sale proceeds required to pay the Option Exercise Price;
                 -   any combination of the foregoing methods of payment; or
                 -   cashless exercise as provided for by the Administrator.

9.       EXERCISE OF OPTION

         9.1     Procedure for Exercise; Rights as a Shareholder

                 Any Option granted hereunder shall be exercisable according to the terms of the 2002 Plan and at such times and under such conditions as determined by the Board and set forth in the Grant Letter. An Option may not be exercised for a fraction of a Share.


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                 An Option shall be deemed exercised when the Company (directly or indirectly) receives: (i) written notice of exercise (in accordance with the Grant Letter) together with a share subscription form (bulletin de souscription) from the person entitled to exercise the Option and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Grant Letter and the 2002 Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee.

                 Upon exercise of any Option in accordance herewith, the Shares issued to the Optionee shall be of the same class as all other Shares of the Company and shall be entitled to dividends relating to the Fiscal Year of the Company during which the Option is exercised.

         9.2 Termination of Employment. If an Optionee leaves the Company, such Optionee shall keep his or her right to exercise his or her Option in the following cases up to the expiration date of the Options:

                 -   the Suez company that employs such Optionee is sold;
                 - such Optionee retires voluntarily or because of a mandatory retirement requirement; or
                 -   such Optionee transfers within the Suez group;

                 An Optionee shall lose his or her right to exercise his or her Option in the following cases:

                 -   such Optionee is dismissed for cause or gross misconduct;
                     or
                 - such Optionee resigns or leaves one of the Suez companies for reasons other than those mentioned above, unless the Board decides to maintain such Option; provided, however, that when the total number of Shares subject to an Optionee's Option is less than 5,000 Shares, the decision shall be made by such Optionee's employer.

         9.3 Disability of Optionee. If an Optionee's termination of employment is due to total and permanent disability, then such Optionee may exercise his or her Options (even if such Options are not vested).

         9.4 Death of Optionee. In case of a Optionee's death, the estate or beneficiaries of such Beneficiary shall be able to exercise such Optionee's Options for 6 months following such date of death (but in no event later than the expiration of the term of such Option as set forth in the Grant Letter).

         9.5 Retirement. In the event of the retirement of the Optionee during the term of the Option, the Optionee shall keep his or her right to exercise his or her Option. However, the Optionee may exercise the Option at least 3 months prior to retirement regardless of the normal vesting period termination (but in no event later than the expiration of the term of such Option as set forth in the Grant Letter).

10.      NON-TRANSFERABILITY OF OPTIONS

         An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.


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11.      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER
         OR ASSET SALE

         11.1 Changes in Capitalization. In the event of the carrying out by the Company of any of the financial operations pursuant to Article L 225-181 of the Law as follows:

                 - issuance of shares to be subscribed for in cash or by set-off of existing indebtedness offered exclusively to the shareholders,
                 - capitalization of reserves, profits, issuance premiums or the distribution of free shares,
                 - issuance of bonds convertible or exchangeable into shares offered exclusively to shareholders,
                 -   distribution of reserves in cash or portfolio securities,
                 -   capital reduction motivated by losses, and
                 - repurchase of its own Shares at a price higher than market value, pursuant to Article 1 74-9A of the decree n(degree) 67-236 of March 23, 1967,

                 the Board shall, in accordance with the conditions provided for in Articles 174-8 et seq. of the decree n(degree) 67-236 of March 23, 1967 concerning commercial companies, effect an adjustment of the number and the price of the Shares subject to Options.

         11.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by it and give each Optionee the right to exercise his or her Option as to which the Option would not otherwise be exercisable.

         11.3 Change in Control. In the event of a Change in Control of the Company, each outstanding Option shall be assumed or an equivalent option or right shall be substituted by the successor corporation or an affiliated company of the successor corporation. The Board may, in lieu of such assumption or substitution, provide for the Optionee the right to exercise the Option as to the corresponding Shares as to which it would not otherwise be exercisable and any unexercised Option shall terminate immediately after such Change in Control.

12       AMENDMENT OF THE PLAN

         12 .1 Amendment. The Board may at any time amend, suspend or alter the 2002 Plan, but only if the measure is favorable to the Beneficiaries.

         12 .2 Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Shares or ADRs is listed or quoted. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by such applicable law, rule or regulation.

         13.3 Effect of Amendment. No amendment or alteration of the 2002 Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the affected Optionee and the Company, which agreement must be in writing and signed by such Optionee and the Company.


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14.      CONDITIONS UPON ISSUANCE OF SHARES

         14.1 Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with all relevant provisions of applicable law, including without limitation, the Law, the Securities Act, the Exchange Act and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

         14.2 Investment Representations. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being subscribed only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

15.      LIABILITY OF COMPANY

         The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.

16.      LAW AND JURISDICTION AND LANGUAGE

         This Plan shall be governed by and construed in accordance with the laws of the Republic of France. The Tribunal de Grande Instance of Paris shall be exclusively competent to determine any claim or dispute arising in connection therewith.



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